UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Lamar Advertising Company
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

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LAMAR ADVERTISING COMPANY
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2010
To our Stockholders:
     The 2010 Annual Meeting of Stockholders of Lamar Advertising Company, a Delaware corporation (the “Company”), will be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 9:00 a.m. Central Daylight Time on Thursday, May 20, 2010, for the following purposes:
1.	To elect eight directors, each for a one-year term.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

3.	To transact any other business as may properly come before the meeting.
     Only stockholders of record at the close of business on April 1, 2010 will be entitled to vote at the meeting.
     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.
By order of the Board of Directors,
James R. McIlwain
Secretary
Baton Rouge, Louisiana
April 28, 2010

GENERAL INFORMATION
SHARE OWNERSHIP
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS OF THE REGISTRANT
PROPOSAL NO. 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND COMMITTEES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
2009 POTENTIAL INCENTIVE AWARDS Pro Forma Net Revenue Growth — 50%
2009 POTENTIAL INCENTIVE AWARDS Pro Forma EBITDA Growth — 50%
EQUITY COMPENSATION PLAN INFORMATION
AUDIT COMMITTEE REPORT
PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL INFORMATION

LAMAR ADVERTISING COMPANY
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2010
GENERAL INFORMATION
     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lamar Advertising Company for use at the Annual Meeting of Stockholders to be held at the offices of Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana, at 9:00 a.m. Central Daylight Time on Thursday, May 20, 2010, and at any adjournments of the Annual Meeting.
     We are mailing this proxy statement, along with our annual report to stockholders for the fiscal year ended December 31, 2009, to our stockholders on or about April 28, 2010. Our annual report to stockholders includes a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission (the “SEC”), except for certain exhibits.
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 20, 2010
     The proxy statement and annual report to security holders are available at www.proxydocs.com/lamr.
Record Date, Voting Rights and Outstanding Shares
     The Board of Directors has fixed April 1, 2010 as the record date for determining the holders of our capital stock who are entitled to vote at the Annual Meeting.
     We have two classes of common stock and one class of preferred stock issued and outstanding: Class A Common Stock, $.001 par value per share, Class B Common Stock, $.001 par value per share, and Series AA Preferred Stock, $.001 par value per share. We refer to our Class A Common Stock and our Class B Common Stock collectively as our common stock.
     With respect to the matters submitted for vote at the Annual Meeting, each share of Class A Common Stock is entitled to one vote, each share of Class B Common Stock is entitled to ten votes, and each share of Series AA Preferred Stock is entitled to one vote.
     Our Class A Common Stock, Class B Common Stock and Series AA Preferred Stock will vote as a single class on the matters submitted at the Annual Meeting. On April 1, 2010, there were outstanding and entitled to vote 77,026,230 shares of Class A Common Stock, 15,172,865 shares of Class B Common Stock, and 5,719.49 shares of Series AA Preferred Stock.

     The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the votes represented by the Class A Common Stock, the Class B Common Stock, and the Series AA Preferred Stock issued and outstanding on April 1, 2010 will constitute a quorum for the transaction of business. Proxies submitted by brokers that do not indicate a vote for the proposal because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on the proposal are called “broker non-votes.” We will count broker non-votes, votes withheld, and abstentions as being present at the Annual Meeting in determining whether a quorum exists for the transaction of business at the Annual Meeting.
     Stockholders who do not attend the Annual Meeting in person may submit proxy cards by mail. Proxy cards in the enclosed form, if received in time for voting and not revoked, will be voted at the Annual Meeting according to the instructions on the proxy cards. If no instructions are indicated, the shares represented by the proxy will be voted:
•	FOR the election of the Director nominees named herein;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

•	In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting or any adjournments of the Annual Meeting.
     We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on matters to be voted on at the Annual Meeting that require the affirmative vote of a certain percentage or a plurality of the votes cast on a matter.
Voting of Proxies
     You may vote by mail or in person at the Annual Meeting. To vote by mail, please sign, date, and complete the enclosed proxy card and return it in the enclosed self-addressed envelope. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.
Revocability of Proxies
     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date with our Secretary at our principal executive offices, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card.

Householding of Annual Meeting Materials
     Some banks, brokers, and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon request. Requests may be made by phone ((225) 926-1000) or in writing to our principal executive offices at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

SHARE OWNERSHIP
Common Stock
     The following table sets forth certain information known to us as of April 1, 2010 with respect to the shares of our Class A and Class B Common Stock that are beneficially owned as of that date by: (i) each of our directors and each of our nominees for director; (ii) each of our executive officers named in the 2009 Summary Compensation Table; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to beneficially own more than 5% of our Class A or Class B Common Stock. Our Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder.

Beneficial Owner	Title of Class	No. of Shares Owned		Percent of Class

Directors, Nominees for Director and Executive Officers
Kevin P. Reilly, Jr.	Class A	276,695	(1)	*
	Class B(2)	11,362,250	(3)(4)	74.89	%(5)
Sean E. Reilly	Class A	75,861	(6)	*
	Class B(2)	10,557,835	(3)	69.58	%(7)
Anna Reilly	Class A	8,366	(8)	*
	Class B(2)	10,540,280	(3)(9)	69.47	%(10)
Wendell Reilly	Class A	236,022	(8)(11)	*
	Class B(2)	9,712,500	(3)(12)	64.01	%(13)
Keith A. Istre	Class A	97,043	(14)	*
Stephen P. Mumblow	Class A	23,255	(15)	*
John Maxwell Hamilton	Class A	24,353	(16)	*
Thomas V. Reifenheiser	Class A	15,580	(17)	*
John E. Koerner, III	Class A	7,079	(8)	*
Edward H. McDermott	Class A	18,645,714	(18)	*
All Current Directors and Executive Officers as a Group (10 Persons)	Class A & B	34,582,833	(19)	37.42	%(20)

Five Percent Stockholders
The Reilly Family Limited Partnership	Class B(2)	9,000,000		59.32	%(21)
SPO Advisory Corp.	Class A	18,638,714	(22)	24.20%
591 Redwood Highway, Suite 3215 Mill Valley, CA 94941
T. Rowe Price Associates, Inc.	Class A	10,523,163	(23)	13.65%
100 E. Pratt Street Baltimore, MD 21202
Janus Capital Management LLC	Class A	4,362,884	(24)	5.64%
151 Detroit Street Denver, CO 80206

*	Less than 1%.

(1)	Includes 56,445 shares subject to stock options exercisable within 60 days of April 1, 2010.

(2)	Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Common Stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii), and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii), and (iv) above. Except for voting rights, the Class A and Class B Common Stock are substantially identical.

The holders of Class A Common Stock and Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share on all matters on which the holders of common stock are entitled to vote.

(3)	Includes 9,000,000 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Kevin P. Reilly, Jr. is the managing general partner. Kevin Reilly’s three siblings, Anna Reilly (a nominee for director), Sean E. Reilly (the Chief Operating Officer and Vice President) and Wendell Reilly (a nominee for director) are the other general partners of the RFLP. The managing general partner has sole voting power over the shares held by the RFLP but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP. Anna Reilly, Sean Reilly, and Wendell Reilly disclaim beneficial ownership in the shares held by the RFLP, except to the extent of their pecuniary interest therein.

(4)	Includes 377,474 shares held by the Kevin P. Reilly, Jr. Family Trust.

(5)	Represents 12.32% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(6)	Reflects 56,445 shares subject to stock options exercisable within 60 days of April 1, 2010.

(7)	Represents 11.45% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(8)	Reflects 4,000 shares subject to stock options exercisable within 60 days of April 1, 2010.

(9)	Includes 1,540,280 shares owned jointly by Anna Reilly and her spouse.

(10)	Represents 11.43% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(11)	Includes (i) 104,171 shares held in trusts of which Wendell Reilly is the trustee and (ii) 127,030 shares pledged pursuant to letter of credit facilities.

(12)	Includes (i) 200,000 shares held in a trust of which Wendell Reilly is the trustee and (ii) 512,500 shares pledged pursuant to letter of credit facilities.

(13)	Represents 10.53% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(14)	Includes 48,293 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2010.

(15)	Includes 15,600 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2010.

(16)	Includes 15,600 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2010, and 8,753 shares owned jointly with his spouse.

(17)	Includes 6,400 shares of Class A Common Stock subject to stock options exercisable within 60 days of April 1, 2010.

(18)	Includes 17,902,984 shares of the issuer’s common stock that are owned directly by SPO Partners II, L.P. (“SPO Partners”), and may be deemed to be indirectly beneficially owned by (i) SPO Advisory Partners, L.P. (“SPO Advisory”), the sole general partner of SPO Partners, (ii) SPO Advisory Corp. (“SPO Corp.”), the sole general partner of SPO Advisory, and (iii) John H. Scully (“JHS”), William E. Oberndorf (“WEO”), William J. Patterson (“WJP”) and Edward H. McDermott (“EHM”), the four controlling persons of SPO Corp. Additionally, 735,730 shares of the issuer’s common stock are owned directly by San Francisco Partners II, L.P. (“SF Partners”), and may be deemed to be indirectly beneficially by San Francisco Partners II, L.P. (“SF Partners”) and may be deemed to be indirectly beneficially owned by (i) SF Advisory Partners, L.P. (“SF Advisory”), the sole general partners of SF Partners, (ii) SPO Corp., the sole general partner of SF Advisory, and (iii) JHS, WEO, WJP and EHM, the four controlling persons of SPO Corp. Also reflects 4,000 shares subject to stock options exercisable within 60 days of April 1, 2010 and 800 shares held by EHM indirectly in his IRA.

(19)	See Notes 1, 3, 4, 6, 8, 9, 11, 12 and 14-18.

(20)	Assumes the conversion of all shares of Class B Common Stock into shares of Class A Common Stock.

(21)	Represents 9.76% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(22)	Consists of 17,902,984 shares of the issuer’s common stock that are owned directly by SPO Partners II, L.P. (“SPO Partners”), and may be deemed to be indirectly beneficially owned by (i) SPO Advisory Partners, L.P. (“SPO Advisory”), the sole general partner of SPO Partners, (ii) SPO Advisory Corp. (“SPO Corp.”), the sole general partner of SPO Advisory, and (iii) John H. Scully (“JHS”), William E. Oberndorf (“WEO”), William J. Patterson (“WJP”) and Edward H. McDermott (“EHM”), the four controlling persons of SPO Corp. Additionally, 735,730 shares of the issuer’s common stock are owned directly by San Francisco Partners II, L.P. (“SF Partners”), and may be deemed to be indirectly beneficially by San Francisco Partners II, L.P. (“SF Partners”) and may be deemed to be indirectly beneficially owned by (i) SF Advisory Partners, L.P. (“SF Advisory”), the sole general partners of SF Partners, (ii) SPO Corp., the sole general partner of SF Advisory, and (iii) JHS, WEO, WJP and EHM, the four controlling persons of SPO Corp. Based on the Schedule 13D/A and Form 4 filed with the SEC by the SPO Advisory Corp. on September 19, 2008.

(23)	These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202. Based on the Schedule 13G/A filed with the SEC by Price Associates for the year ended December 31, 2009.

(24)	Includes 70,500 shares beneficially owned by INTECH Investment Technologies LLC over which Janus Capital Management LLC shares voting and investment power. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206. Based on the Schedule 13G/A filed with the SEC by Janus Capital Management LLC for the year ended December 31, 2009.
Preferred Stock
     The Company also has outstanding 5,719.49 shares of Series AA Preferred Stock. Holders of Series AA Preferred Stock are entitled to one vote per share. The Series AA Preferred Stock is held as follows: 3,134.8 shares (54.8%) by the RFLP, of which Kevin P. Reilly, Jr. is the managing general partner and Anna Reilly, Sean E. Reilly, and Wendell Reilly are the general partners; 1,500 shares (26.2%) by Charles W. Lamar III; and 1,084.69 shares (19.0%) by Mary Lee Lamar Dixon. The aggregate outstanding Series AA Preferred Stock represents less than 1% of the capital stock of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Our directors, our executive officers and anyone owning beneficially more than ten percent of our registered equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes to their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations we received that no other reports were required, we believe that, during the fiscal year ended December 31, 2009, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them, with the exception of Edward H. McDermott who filed a late Form 4 reporting one option grant.

EXECUTIVE OFFICERS OF THE REGISTRANT

Name	Age	Title

Kevin P. Reilly, Jr.	55	Chairman, President, and Chief Executive Officer
Keith A. Istre	57	Chief Financial Officer and Treasurer
Sean E. Reilly	48	Chief Operating Officer and President of the Outdoor Division
     Each officer’s term of office extends until the meeting of the Board of Directors following the next annual meeting of stockholders and until a successor is elected and qualified or until his earlier resignation or removal.
     Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.
     Keith A. Istre has been Chief Financial Officer of the Company since February 1989. Mr. Istre joined the Company as Controller in 1978 and became Treasurer in 1985. Prior to joining the Company, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in Accounting.
     Sean E. Reilly has been Chief Operating Officer and President of the Company’s Outdoor Division since November 2001. Mr. Reilly also holds the position of Vice President of Mergers and Acquisitions. He began working with the Company as Vice President of Mergers and Acquisitions in 1987 and served in that capacity until 1994. He also served as a director of the Company from 1989 to 1996 and from 1999 until 2003. Mr. Reilly was the Chief Executive Officer of Wireless One, Inc., a wireless cable television company, from 1994 to 1997 after which he rejoined the Company. Mr. Reilly received a B.A. from Harvard University in 1984 and a J.D. from Harvard Law School in 1989.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
     The Board of Directors has fixed the number of directors at eight for the coming year. The Board of Directors, upon recommendation from the Nominating and Corporate Governance Committee, has nominated the individuals listed below for election as directors at the Annual Meeting of Stockholders to be held on May 20, 2010, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Each nominee has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.
Required Vote
     Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.
The Board of Directors recommends that you vote FOR the election of each of the nominees listed below.
Nominees for Director
     The following table contains certain information about the nominees for director as of April 15, 2010, including their business experience, qualifications and other directorships. All of the directors’ present terms expire in 2010.

	Business Experience During Past Five Years,	Director
Name and Age	Other Directorships and Qualifications	Since

Kevin P. Reilly, Jr. Age: 55	Kevin P. Reilly, Jr. has served as our President and Chief Executive Officer since February 1989 and as one of our directors since February 1984. Mr. Reilly served as the President of our Outdoor Division from 1984 to 1989. Mr. Reilly, our employee since 1978, has also served as General Manager of our Baton Rouge Region and Vice President and General Manager of the Louisiana Region.	1984

	Kevin Reilly, with over 30 years of experience at Lamar and 21 years as our President and Chief Executive Officer, has unparalleled knowledge of our business and operating history. As our President and Chief Executive Officer Mr. Reilly is directly involved with the management of the company on a daily basis and has front-line exposure to the challenges that we face and opportunities that we are presented. He is also the managing general partner of our controlling stockholder, the Reilly Family Limited Partnership. The RFLP and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide for continuity of control over the company and entitles its holders to ten votes per share. Board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles that Lamar was founded upon.

	Business Experience During Past Five Years,	Director
Name and Age	Other Directorships and Qualifications	Since

Anna Reilly Age: 46	Anna Reilly serves on the Board of Directors of the Bethesda Center for the Homeless, the Asset Development Committee of the Winston Salem Foundation, as well as on the Board of Visitors for Duke University’s Sanford School of Public Policy. From 1995 until 2000, Ms. Reilly owned and operated Lula’s Cafe, a restaurant in South Bend, Indiana, and served on the Board of Directors of St. Joseph Capital Bank, a public company that is now part of Old Nations Bank. While in Indiana she also served as a trustee of the Stanley Clark School and as a Director of the Community Foundation of St. Joseph County. Prior to living and raising her family in Indiana, Ms. Reilly worked for the Corporation for National Service and the Ashoka Foundation in Washington, D.C.	2001

	Anna Reilly is a general partner of our controlling stockholder, the RFLP, and brings knowledge of our business and operations to the Board. The RFLP and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide for continuity of control over the company and entitles its holders to ten votes per share. In addition, board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles that Lamar was founded upon. Ms. Reilly’s background and continued commitment to civic service also provide us with a valuable perspective into local issues, which is important to us due to our focus on local advertising.

Wendell Reilly Age: 52	Wendell Reilly has been the Managing Partner of Grapevine Partners LLC since 2000 and CEO of SignPost Networks since 2003. In 2009, he joined Peachtree Equity Partners II as a General Partner. Mr. Reilly currently serves on the board of Brown and Brown, Inc. and The Wesley Woods Center. He also serves as a Trustee of Emory University and The Paideia School in Atlanta. He previously served as the Company’s Chief Financial Officer from 1985 to 1989 and director from 1999 to 2001. Mr. Reilly also served as CEO of Grapevine Communications, a group of 7 network-affiliated TV stations, from 1996 to 2000.	2005

	Wendell Reilly, with over 20 years of private equity, entrepreneurial and executive management experience in media and communications, has extensive expertise of our industry from both inside and outside Lamar. He also brings valuable insight into the issues facing our management through his experience as a founder and principal in other media companies. Mr. Reilly is also a general partner of our controlling stockholder, the Reilly Family Limited Partnership. The RFLP and members of the Reilly family are permitted holders of our Class B Common Stock, which was put in place in connection with our initial public offering in 1996 to provide continuity of control over the company and entitles its holders to ten votes per share. In addition, board representation by members of the Reilly family, which has ties to the Lamar family dating back to 1958, also serves to preserve the principles that Lamar was founded upon.

	Business Experience During Past Five Years,	Director
Name and Age	Other Directorships and Qualifications	Since

Stephen P. Mumblow Age: 54	Stephen P. Mumblow is the President of Manhan Media, Inc., an investment company in broadcasting and other media concerns. Until January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company, having joined that company in 1998. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998. Prior to that, he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank. Mr. Mumblow served on the Board of the Journal Register Company until May 2008.	1999

	Mr. Mumblow brings to the Board extensive banking expertise, including with respect to the financing of a wide range of media enterprises and merger and acquisition activity within the media industry. He has also gained valuable expertise both operating and serving on the boards in the television, radio and newspaper industries that provides insight into the Company’s competitive and strategic landscape. His financial acumen and experience, including qualification as an Audit Committee Financial Expert, provides our Board valuable skills and a strong background in financial reporting and balance sheet management.

John Maxwell Hamilton Age: 63	John Maxwell Hamilton has served as Dean of the Manship School of Mass Communications of Louisiana State University since 1992 and director from 1992 to 1994. In addition to working in the United States and abroad as a journalist, Mr. Hamilton served on the staff of the World Bank, the United States House of Representatives Subcommittee on Economic Policy and Trade, and the United States Agency for International Development.	2000

	With over fifteen years of professional service as a leader of one of the largest university communications programs in the country, Mr. Hamilton provides knowledge, leadership and a unique perspective on our industry that is vital to our Board of Directors. The communications department that Mr. Hamilton heads has been a leader in thinking about the future of mass media, which is important to us because of our focus on the future of advertising.

	Business Experience During Past Five Years,	Director
Name and Age	Other Directorships and Qualifications	Since

Thomas V. Reifenheiser Age: 74	Thomas V. Reifenheiser was a Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc., an investment banking firm, from 1995 to 2000. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He is a member of the Board of Directors of Mediacom Communications Corporation, Cablevision Systems Corporation and Citadel Broadcasting Corporation, and he served as a director of F+W Publications Inc. until that company was sold in 2005.	2000

	Mr. Reifenheiser possesses expertise in the finance and banking sector with a specialization in the media industry. His extensive experience serving on corporate boards makes him an invaluable resource on matters of corporate governance, executive compensation, effective board oversight and strategic planning. Mr. Reifenhesier’s vast experience in the broadcasting and publishing industries provides strategic perspective and insight into our industry. His service on our Board also provides us with additional financial expertise.

John E. Koerner, III Age: 66	John E. Koerner III has been the managing member of Koerner Capital, LLC, a private investment company, or the President of its predecessor, Koerner Capital Corporation since 1995. From 1976 to 1995, Mr. Koerner was President and co-owner of Barq’s, Inc. and its subsidiary, The Delaware Punch Company. Mr. Koerner is a member of a number of civic boards including The Nature Conservancy of Louisiana and the World War II Museum. He served as Chairman of the New Orleans Regional Chamber of Commerce for 1995, was a past Co-Chairman of Metrovision, and was the 2002 — 2003 Chairman of the New Orleans Business Council. He serves on a number of business boards including Legg Mason, Inc., St. Charles Pharmaceuticals, Mumboe, Inc. (formerly known as Finetooth, Inc.) and Selltis, LLC.	2007

	Mr. Koerner has extensive experience in corporate finance, the management of capital intensive organizations, and capital markets. Through his service on other boards, Mr. Koerner also has experience with a broad range of corporate governance matters. Mr. Koerner’s background and civic board service also provide us with a valuable link to our community, which is important to us because of our focus on local advertising.

	Business Experience During Past Five Years,	Director
Name and Age	Other Directorships and Qualifications	Since

Edward H. McDermott Age: 38	Edward H. McDermott is a managing director of SPO Partners & Co., a private investment partnership dedicated to public and private equity investing which he joined in 1995. Prior to joining SPO Partners he was involved in arranging structured and leveraged financings at Goldman, Sachs & Co. Mr. McDermott is also involved in a number of community projects including serving as former board president of San Francisco School Volunteers.	2008

	Mr. McDermott has valuable financial expertise, including extensive experience with capital markets transactions. The depth and breadth of his exposure to a variety of businesses and financial matters gives Mr. McDermott a solid understanding of business opportunities across a wide range of industries to identify trends impacting our business and the broader capital markets.
Family Relationships
     Kevin P. Reilly, Jr., our Chairman, President, and Chief Executive Officer, Sean Reilly, our Chief Operating Officer, and our directors Anna Reilly and Wendell Reilly are siblings. Kevin P. Reilly, Jr., Anna Reilly and Wendell Reilly are also nominees for director at the Annual Meeting.

BOARD OF DIRECTORS AND COMMITTEES
     During the year ended December 31, 2009, our Board of Directors held five meetings. Each of our directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings of our Board’s committee meetings for the committee(s) on which that director served, with the exception of Ms. Reilly who attended 60% of these meetings. The Board has standing Audit, Compensation and Nominating and Governance Committees. During the year ended December 31, 2009, the Audit Committee held six meetings, the Compensation Committee held six meetings, and the Nominating and Governance Committee held two meetings. We encourage, but do not require, our board members to attend the Annual Meeting of Stockholders. Last year, all of our directors attended the Annual Meeting of Stockholders.
     Leadership Structure. Kevin Reilly, Jr. currently serves as both our Chairman of the Board and Chief Executive Officer. The Board does not have a policy regarding the separation of the roles of Chairman and Chief Executive Officer, as the Board believes it is in our best interests to make this determination based on an assessment of the current condition of our company and composition of the Board. The Board has determined that having Kevin Reilly Jr. serve in both roles is in the best interests of our stockholders at this time. This structure makes the best use of Mr. Reilly’s extensive knowledge of the company and our industry, as well as fostering greater communication between management and the Board.
     Director Independence. The Board has determined that Messrs. Hamilton, Koerner, McDermott, Mumblow and Reifenheiser are “independent directors” as defined in the Nasdaq Stock Market listing standards. In making this determination, the Board considered that Mr. Hamilton serves as Dean of the Manship School of Mass Communications of Louisiana State University (the “Manship School”) of which the Reilly Center for Media & Public Affairs (the “Reilly Center”) is a part. The Reilly Center was originally formed based in part from charitable donations of Kevin Reilly, Sr. and Dee Dee Reilly (the parents of Kevin Reilly, Jr., Sean Reilly, Anna Reilly and Wendell Reilly). The Board also considered certain donations by the Reilly Family Foundation, a charitable foundation with which Mr. Kevin Reilly, Sr. is affiliated, to the Manship School. The Board noted the following: that Mr. Hamilton has never and does not currently receive any compensation from the Reilly Family Foundation or the Reilly Center; all decisions regarding donations made by the Reilly Family Foundation are made by an independent board of directors; and neither Kevin Reilly Jr., Sean Reilly, Anna Reilly nor Wendell Reilly contribute to or are affiliated with the Reilly Family Foundation, in making its determination that these relationships do not affect Mr. Hamilton’s independence.
     Meetings in Executive Session. Our independent directors have regularly scheduled meetings at which only independent directors are present. During 2009, the independent directors met in executive session on two occasions.
     Risk Oversight. As part of its charter, the Board is responsible for monitoring the risks that affect the company, including operational, legal, regulatory, strategic and reputational risks. As part of routine Board meetings, management presents the Board with updates regarding key facets of the company’s operations. The Board is responsible for assessing risks based on their working knowledge of the company and the risks inherent in its business. As discussed below, the Audit Committee is responsible for monitoring the company’s financial risk.
     Audit Committee. The Audit Committee currently consists of Stephen P. Mumblow (Chairman), Thomas V. Reifenheiser and John E. Koerner, III. Our Board of Directors has determined that each member of the Audit Committee satisfies the independence and financial literacy requirements as defined by applicable Nasdaq Stock Market listing standards governing the qualifications of Audit Committee members. Stephen P. Mumblow qualifies as an “audit committee financial expert” under the rules of the SEC and satisfies the financial sophistication requirements under applicable Nasdaq Stock Market listing qualifications. The Audit Committee assists our Board of Directors in fulfilling its responsibility for general oversight over the integrity of our financial statements, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function. The Audit Committee is also responsible for the appointment (and when appropriate, replacement) and oversight of our independent registered public accounting firm and our internal auditor. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee has been delegated by the Board the responsibility of monitoring the company’s financial risks. Any material financial risks identified by the Audit Committee are reported to the full Board.
     Compensation Committee. The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton, and Stephen P. Mumblow, each of whom meets the independence requirements as defined by applicable Nasdaq Stock Market listing standards governing the independence of directors. The Committee’s responsibilities include evaluating the performance of the Chief Executive Officer and our other executive officers and reviewing and determining such officers’ cash and equity-based compensation and benefits. The Compensation Committee operates under a written charter adopted by the Board of Directors. For additional information regarding the Compensation Committee’s role in setting compensation, delegation of their authority and our use of compensation consultants, please see the Compensation Discussion and Analysis section of this proxy statement, which begins on page 16.
     Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton and Stephen P. Mumblow, each of whom meets the independence requirements as defined by applicable Nasdaq Stock Market listing standards governing the independence of directors. The Committee’s responsibilities include identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next Annual Meeting of Stockholders, as well as candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also developed and recommended to the Board a set of corporate governance guidelines and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors.
     The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requesting Board members and others to submit recommendations, meeting from time to time to evaluate biographical information and background materials relating to potential candidates, and interviewing (with Board members) selected candidates.
     In considering whether to recommend any candidate for inclusion in the Board’s slate of director nominees, the Nominating and Governance Committee will evaluate the candidate against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, among others:
•	the extent to which the candidate’s skills, experience, and perspective adds to the range of talent appropriate for the Board and whether such attributes are relevant to our industry;

•	the candidate’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties;

•	whether the candidate meets the independence requirements under applicable Nasdaq Stock Market listing standards; and

•	the extent to which the candidate holds any position that would conflict with responsibilities to the Company.
The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.
     The Nominating and Governance Committee and the Board do not have a formal diversity policy. In identifying nominees for director, however, consideration is given to the diversity of professional experience, education and backgrounds among the directors so that a variety of points of view are represented in Board discussions and deliberations concerning our business.
     Stockholders may recommend candidates for the Nominating and Governance Committee to consider as potential director nominees by submitting names, biographical information, and background materials to the Nominating and Governance Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis as further described in the Committee’s charter. See “Board and Committee Meetings-Committee Charters.” Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria used for candidates submitted by Board members. The Committee will also consider whether to nominate any person nominated by a stockholder in accordance with the provisions of the Company’s bylaws relating to stockholder nominations as described in “Deadline for Stockholder

Proposals and Director Nominations” below. To date, no stockholder has recommended a candidate for director nominee to the Nominating and Governance Committee or to the Board of Directors.
     Committee Charters. You may view copies of the charters of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, as currently in effect, on the corporate governance section of our website, www.lamar.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transactions
     Effective July 1, 1996, the Lamar Texas Limited Partnership, our subsidiary, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controls, entered into a consulting agreement, that was amended effective January 1, 2004. This consulting agreement, as amended, had a term through December 31, 2008 with automatic renewals for successive one year periods after that date unless either party provides written notice of termination to the other. The agreement, as amended, provides for an annual consulting fee of $190,000 for the five year period commencing on January 1, 2004 and an annual consulting fee of $150,000 for any subsequent one year renewal term. As of December 31, 2009, this agreement was renewed for an additional one year term at the previously agreed fee of $150,000. The agreement also contains a non-disclosure provision and a non-competition restriction that extends for two years beyond the termination of the agreement.
     Kevin P. Reilly, Sr. is the father of Kevin P. Reilly, Jr., Sean Reilly, Anna Reilly, and Wendell Reilly. Kevin P. Reilly, Jr. is our Chairman, President, and Chief Executive Officer, Sean Reilly is our Chief Operating Officer, and Anna Reilly and Wendell Reilly are directors. Kevin P. Reilly, Jr., Anna Reilly, and Wendell Reilly are also nominees for director.
Policy on Related Person Transactions
     Related persons include any of our directors or executive officers, certain of our shareholders and their immediate family members. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Code of Business Conduct and Ethics requires all directors, officers and employees to disclose to management any situations that may be, or appear to be, a conflict of interest. Once management receives notice of a conflict of interest, they will review and investigate the relevant facts and will then generally consult with our General Counsel and the Audit Committee as appropriate.
     Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions. Copies of our Code of Business Conduct and Ethics and of our Audit Committee charter are available on our website at www.lamar.com.
     In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and executive officers complete questionnaires identifying any transactions with us in which the executive officers or directors or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed and brought to the attention of the Audit Committee as appropriate.

Compensation Committee Interlocks and Insider Participation
     The Compensation Committee currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton, and Stephen P. Mumblow. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Executive Officer and Director Compensation
Compensation Discussion and Analysis
     Our Compensation Committee has responsibility for establishing, implementing and maintaining the compensation program for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, which we refer to herein as our executive officers or the “named executive officers.” This Compensation Discussion and Analysis sets forth the objectives and material elements of the compensation paid to our named executive officers for fiscal 2009.
Executive Compensation Philosophy
     The primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success. We believe this requires a competitive compensation structure as compared to similarly situated companies both in the media industry and other companies that are our peers in terms of annual revenues. Additionally, we seek to align a significant portion of executive officer compensation to the achievement of specified Company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential cash compensation is tied to goal achievement. We also include performance-based equity grants as a significant component of prospective executive compensation so that the value of a portion of executive compensation is tied directly to the performance of our Class A Common Stock. In addition, the Compensation Committee instituted in 2008 a discretionary bonus program. This program was adopted as an acknowledgement that compensation might be warranted for reasons outside the scope of the performance metrics used in the Company’s incentive programs.
Use of Compensation Consultants and Peer Group Data
     Our Compensation Committee did not consult with any compensation consultants in conjunction with its executive officer compensation determinations for fiscal 2009. In 2006, the Committee retained Hewitt Associates LLC, a nationally recognized compensation consulting firm, to review our compensation levels relative to external market practices and to develop suggestions for a performance-based annual incentive program that would tie compensation to enumerated performance goals. Following this analysis, the Committee developed the basic framework for executive compensation that it continued to use when making its executive compensation determinations for fiscal 2009.
Material Elements of Executive Officer Compensation
     The key elements of compensation for our executive officers are: base salaries, performance-based cash incentive awards, performance-based equity awards and discretionary cash bonus awards. Executives may also participate, on the same terms as all other employees, in a 401(k) retirement savings plan and health and welfare benefits.

     Base Salary. We pay a base salary to each of our named executive officers. The objective of base salary is to provide a fixed component of cash compensation to the executive that is competitive with the base compensation the executive could earn in similar positions at comparable companies. Base salary for our named executive officers is reviewed annually in light of market compensation, tenure, individual performance and other subjective considerations. Typically the Chief Executive Officer makes recommendations to the Compensation Committee with regard to base salary for the executive officers that he believes are justified in light of these considerations. The Committee did not obtain an update to the peer group information used as part of its 2006 compensation process as it does not seek to set executive officer compensation to a specific percentile of the range of total compensation represented by this group.
     The Compensation Committee reviewed current base salaries in conjunction with the Chief Executive Officer in the context of the Company’s 2009 performance and the overall economic environment. Given the worsening economic recession and continued economic uncertainty, the Committee determined that no increases be made to base salaries, which have remained constant since 2006.
     Performance-Based Incentive Compensation. The Company’s incentive compensation program consists of two types of awards that are granted under the Company’s 1996 Equity Incentive Plan (the “Incentive Plan”): (i) a performance-based incentive cash bonus and (ii) a performance-based incentive equity award. This compensation program was designed by the Committee to link a significant portion of overall executive officer compensation to the achievement of enumerated performance targets while maximizing the Company’s ability to deduct named executive officer compensation for tax purposes under Section 162(m) of the Internal Revenue Code. By including a fixed share equity award as a significant portion of executive compensation, the aggregate value of each executive officer’s compensation is dependant on the performance of the Company’s Class A Common Stock.
     •     Incentive Cash Bonus. The Committee sets target amounts for incentive cash bonuses for each of the named executive officers with corresponding performance goals. The Committee again kept these amounts constant with the prior year in light of the current economic environment and the fact that any payouts would be based on achievement of specific 2009 performance goals. The Committee did, however, change the maximum percentage by which an incentive cash bonus award payable upon exceptional performance would increase from 150% to 200%.
     When setting the performance goals for the executive officer’s incentive cash bonuses for fiscal 2009, the Committee met with management to review current budgets and financial projections along with any current initiatives that could impact the Company’s anticipated results for the coming fiscal year. The Committee determined that the Company’s pro forma net revenue growth and pro forma earnings before interest, taxes, depreciation and amortization and adjusted for gain or loss on disposition of assets and investments (referred to in this proxy statement as “EBITDA”) growth are the appropriate measures on which to base incentive compensation as these measures are the primary measures used by both management and the investor community to evaluate the Company’s performance.
     The Committee’s goal when determining the specific performance thresholds is to set target (100%) goal achievement at a challenging but achievable level based on the 2009 operating budget in order to provide appropriate incentives for management in the context of the current fiscal year’s projected results and current business plan. For 2009 the Committee also refined the increments that had been used in the 2008 performance grid to reflect current market conditions and raised the minimum level of achievement required to be eligible for a cash incentive versus an equity incentive award. The 2009 performance goals for incentive cash bonuses were based on achievement of pro forma revenue growth and pro forma EBITDA growth for fiscal 2009 over fiscal 2008 with 50% of the total bonus amount tied to each metric. Tables setting forth the actual performance thresholds for fiscal 2009 are set forth below on pages 19 and 20.

     In February 2010, the Committee reviewed the Company’s performance, which had declined in 2009 due to the economic recession. The Committee certified that (i) the Company’s pro forma net revenue growth did not result in a cash incentive bonus based on revenue and (ii) the Company’s pro forma EBITDA growth resulted in attainment of 95% of each executive officer’s target cash incentive bonus for fiscal 2009 based on EBITDA, which is reflected in the Non-Equity Incentive Plan Compensation column of the 2009 Summary Compensation Table on page 24 of this proxy statement.
     •     Incentive Equity Awards. The Committee also determined the target amount of incentive equity awards for each of the named executive officers at its March 2009 meeting. These target equity award amounts were set at 44,000 shares for both Kevin Reilly, Jr. and Sean Reilly and at 26,000 shares for Keith Istre. The Committee maintained the same fixed share amounts used since 2006 despite the significant decline in the Company stock price, which was at a historic low in March 2009. The Committee noted the unpredictability and volatility in the market at that time and determined that the share amounts and potential value to each executive officer appropriately reflected historical share prices and comported with its view of the equity incentive as a long-term incentive that should not be adjusted based on near-term volatility.
     Under the terms of the Company’s incentive equity award program, no shares of stock are issued unless and until the relevant performance goals have been met and certified by the Compensation Committee. Any earned shares are issued as soon as practicable following such certification and are fully vested at the time of issuance. The Committee feels that the use of stock awards as a part of its compensation program aligns executive compensation to the creation of shareholder value but not to such an extent that it would create incentives for executives to focus solely on short term stock appreciation to the exclusion of long term strategy.
     The pro forma revenue growth and pro forma EBITDA growth metrics for fiscal 2009 over fiscal 2008 used in the context of the incentive cash awards were used to determine the achievement of incentive equity awards, except that the performance grid with respect to equity awards allowed for attainment of a portion of the award at lower levels of achievement and the amounts were calculated after giving effect to the payment of executive officer cash incentive bonus awards. In addition, there is no opportunity to achieve greater than 100% of the target equity awards. On that basis, (i) the Company’s pro forma net revenue growth resulting in attainment of 45% of each executive’s target incentive equity award for 2009 based on revenue and (ii) the Company’s pro forma EBITDA growth resulted in attainment of 90% of each executive officer’s target incentive equity award for 2009 based on EBITDA, which is reflected in the Stock Awards column of the 2009 Summary Compensation Table on page 24 of this proxy statement.
     The following tables set forth the level of pro forma net revenue and pro forma EBITDA growth required for fiscal 2009 over fiscal 2008 to achieve the stated percentage of target incentive awards for our named executive officers as set by the Committee in March 2009. These goals relate to achievement of both incentive cash and incentive equity awards, except that equity awards cannot exceed their target amount irrespective of goal achievement in excess of the 100% level.

2009 POTENTIAL INCENTIVE AWARDS
Pro Forma Net Revenue Growth(1) — 50%

Incentive Cash Bonus
Pro Forma	Percentage of Target
Net Revenue Growth	Bonus Earned
Less than -14.0%	0%
At least -14.0% but less than -13.6%	0%
At least -13.6% but less than -13.2%	0%
At least -13.2% but less than -12.8%	0%
At least -12.8% but less than -12.5%	0%*
At least -12.5% but less than -12.1%	0%
At least -12.1% but less than -11.8%	55%
At least -11.8% but less than -11.4%	60%
At least -11.4% but less than -11.1%	65%
At least -11.1% but less than -10.7%	70%
At least -10.7% but less than -10.4%	75%
At least -10.4% but less than -10.0%	80%
At least -10.0% but less than -9.7%	85%
At least -9.7% but less than -9.3%	90%
At least -9.3% but less than -9.0%	95%
At least -9.0% but less than -8.5%	100%
At least -8.5% but less than -8.0%	125%
At least -8.0% but less than -7.0%	150%
At least -7.0% or greater	200%

Incentive Equity Award
Pro Forma	Percentage of Target
Net Revenue Growth	Bonus Earned
Less than -14.0%	0%
At least -14.0% but less than -13.6%	30%
At least -13.6% but less than -13.2%	35%
At least -13.2% but less than -12.8%	40%
At least -12.8% but less than -12.5%	45%*
At least -12.5% but less than -12.1%	50%
At least -12.1% but less than -11.8%	55%
At least -11.8% but less than -11.4%	60%
At least -11.4% but less than -11.1%	65%
At least -11.1% but less than -10.7%	70%
At least -10.7% but less than -10.4%	75%
At least -10.4% but less than -10.0%	80%
At least -10.0% but less than -9.7%	85%
At least -9.7% but less than -9.3%	90%
At least -9.3% but less than -9.0%	95%
At least -9.0% or greater	100%

*	Denotes goals achieved for 2009 as certified by the Compensation Committee.

(1)	Pro forma net revenue growth is based on the Company’s net revenue growth in 2009 over 2008 based on actual 2009 net revenue versus 2008 net revenue as adjusted to reflect acquisitions and divestitures for the same time frame as actually owned in 2009.

2009 POTENTIAL INCENTIVE AWARDS
Pro Forma EBITDA Growth(1) — 50%

Incentive Cash Bonus
Pro Forma	Percentage of Target
EBITDA Growth	Bonus Earned
Less than -24.6%	0%
At least -24.6% but less than -23.7%	0%
At least -23.7% but less than -22.9%	0%
At least -22.9% but less than -22.0%	0%
At least -22.0% but less than -21.2%	0%
At least -21.2% but less than -20.4%	0%
At least -20.4% but less than -19.6%	55%
At least -19.6% but less than -18.7%	60%
At least -18.7% but less than -17.9%	65%
At least -17.9% but less than -17.0%	70%
At least -17.0% but less than -16.1%	75%
At least -16.1% but less than -15.2%	80%
At least -15.2% but less than -14.4%	85%
At least -14.4% but less than -13.5%	90%
At least -13.5% but less than -12.7%	95%*
At least -12.7% but less than -12.0%	100%
At least -12.0% but less than -11.7%	125%
At least -11.7% but less than -10.7%	150%
At least -10.7% or greater	200%

Incentive Equity Award
Pro Forma	Percentage of Target
EBITDA Growth	Bonus Earned
Less than -24.6%	0%
At least -24.6% but less than -23.7%	30%
At least -23.7% but less than -22.9%	35%
At least -22.9% but less than -22.0%	40%
At least -22.0% but less than -21.2%	45%
At least -21.2% but less than -20.4%	50%
At least -20.4% but less than -19.6%	55%
At least -19.6% but less than -18.7%	60%
At least -18.7% but less than -17.9%	65%
At least -17.9% but less than -17.0%	70%
At least -17.0% but less than -16.1%	75%
At least -16.1% but less than -15.2%	80%
At least -15.2% but less than -14.4%	85%
At least -14.4% but less than -13.5%	90%*†
At least -13.5% but less than -12.7%	95%
At least -12.7% or greater	100%

*	Denotes goals achieved for 2009 as certified by the Compensation Committee.

†	Reflects inclusion of expenses related to executive officer incentive cash bonuses.

(1)	Pro forma EBITDA growth is calculated in the same manner as pro forma net revenue growth with adjustments being made in the 2008 period to reflect acquisitions and divestitures for the same time frame as actually owned in 2009 and is also adjusted, solely with respect to calculation of incentive cash bonuses, to eliminate the expense in the period related to executive bonuses.

     Discretionary Bonus Awards. In 2009, the Committee continued the discretionary bonus program initiated in 2008. This program was adopted to provide for awards of discretionary cash compensation to reward, if applicable, individual performance or successful initiatives during the course of the fiscal year that may not otherwise be captured by the Company’s incentive award program. Payment under the discretionary bonus program is not contingent upon the failure to attain the performance goals under the incentive award program. Pursuant to this program, the Committee may grant a cash bonus to any executive officer in an amount up to 60% of such executive officers’ 2009 base salary, in its sole discretion. Any such award is based upon the Committee’s evaluation of each executive officer’s respective 2009 performance. The Committee increased the maximum percentage of base salary that could be awarded to the executive officers from 30% in 2008 to 60% for fiscal 2009. In February 2010, the Committee reviewed the Company’s performance against budget and the actions taken by management in 2009 to adapt and prepare for fiscal 2010 in an unstable and uncertain economic environment. In particular, the Committee considered the Chief Executive Officer’s strategic focus on financial discipline and implementation by the Chief Operating Officer and Chief Financial Officer of initiatives designed to manage through the economic downturn. These 2009 initiatives consisted of:
•	strong balance sheet management with the issuance of senior notes to refinance outstanding convertible notes;

•	significant reduction of capital expenditures and merger and acquisition activity while maintaining considerable free cash flow, which was used to reduce outstanding indebtedness by approximately $200 million; and

•	focus on lease renegotiations, removal of unproductive billboards, personnel reductions and overall expense controls.
     After consideration of these factors and review with management of the cash bonus awards being made to non-executive officers of the Company, the Committee awarded discretionary bonuses as follows:

Name	Discretionary Bonus Award	Percentage of Base Salary*
Kevin P. Reilly, Jr.	$230,000	33%
Keith A. Istre	$151,250	34%
Sean E. Reilly	$181,250	36%

*	Maximum allowable award 60% of base salary.
2009 Option Exchange Program
     In 2009 we conducted a thorough examination of all of our outstanding option awards. We identified that due to the then current value of our Class A Common Stock the exercise prices of a large number of our outstanding stock options had exercise prices well above the current market value of our Class A Common Stock. On May 25, 2009 the Compensation Committee approved an exchange program in which any holder of an option with an exercise price of $25.00 or higher could exchange his or her option for a new option to purchase shares or our Class A Common Stock, based on a sliding scale tied to the original option’s exercise price. On July 2, 2009, we completed a tender offer for eligible participants to exchange some or all of their applicable outstanding options for new options to be issued under our 1996 Equity Incentive Plan, as amended. We accepted for cancellation eligible options to purchase an aggregate of 2,630,474 shares of our Class A Common Stock, representing 86.2% of the total number of shares of Class A Common Stock underlying all options eligible for exchange. In exchange for the options surrendered in the tender offer, we issued new options to purchase up to an aggregate of

1,030,819 shares of our Class A Common Stock under the 1996 Plan. Each new option has an exercise price per share of $15.67, the closing price of our Company’s Class A Common Stock on the Nasdaq Global Select Market on July 2, 2009. The option exchange program was available to any holder of an option with an exercise price of $25.00 or higher, including our named executive officers. As part of the option exchange program Kevin Reilly, Jr. surrendered 122,500 options for cancellation and received 82,222 new options, Sean Reilly surrendered 122,500 options for cancellation and received 82,222 new options and Keith Istre surrendered 43,000 options for cancellation and received 23,333 new options.
Other Compensation Components
     Perquisites. We provide certain perquisites to our executive officers, including use of the Company’s aircraft and a Company car. Our executive officers are entitled to use our Company aircraft. Our executive officers also have access to Company aircraft for personal travel. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time. More detail on these perquisites and other perquisites provided to our executive officers may be found below in the 2009 Summary Compensation Table.
     Deferred Compensation. The Company has a deferred compensation plan for certain officers. Under this plan, officers who meet certain years of service and other criteria are eligible to receive Company contributions into their accounts in the Lamar Deferred Compensation Plan. Officers do not have the option of deferring any portion of their earned cash compensation through additional voluntary contributions to the plan. Due to economic conditions, the Company did not contribute to any employee deferred compensation accounts for fiscal 2009 and, therefore, no contributions were made with respect to executive officers.
     The deferred compensation plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts due under the deferred compensation plan. When payments under the plan are due, the funds are distributed from our general assets. The Company does not offer preferential earnings on deferred compensation. Deferred compensation is intended as a long-term savings vehicle for our officers in light of the fact that the Company does not offer any traditional pension or defined benefit plan. The Compensation Committee does not consider deferred compensation accounts when setting executive pay levels, since this represents compensation that has previously been earned and individual accounts are a function of personal investment choices and market-based earnings.
Tax Implications
     United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than one million dollars paid in any year to any of the principal executive officer and the next three highest paid executive officers (other than the principal executive officer and the principal financial officer) (each, a “covered employee”) unless the compensation is “performance-based” as defined in Internal Revenue Code Section 162(m).
     Stock options granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options are granted by a committee consisting solely of outside directors, and (c) the stock options have an exercise price that is not less than the fair value of common stock on the date of grant.
     In the case of restricted stock, restricted stock units and unrestricted stock issuable upon achievement of performance goals, Section 162(m) requires that the general business criteria of any performance goals that are established by our Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Compensation Committee.
     Our Compensation Committee has designed the 1996 Equity Incentive Plan with the intention of satisfying Section 162(m) with respect to stock options, incentive stock awards and incentive cash awards granted to covered employees. In making determinations with respect to specific incentive awards for covered employees, the Committee considers whether such awards will be deductible under Section 162(m) with a view to maximizing deductibility to the extent feasible and consistent with the Company’s overall compensation goals and objectives.
Payments Upon Termination or Change—in-Control
     We do not have employment agreements or other agreements with any of our executive officers that entitle them to payments upon termination or in the event of a change-in-control.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.
By the Compensation Committee,
Thomas V. Reifenheiser (Chair)
John Maxwell Hamilton
Stephen P. Mumblow

2009 Summary Compensation Table
     The following table sets forth certain compensation information for our named executive officers.

							Non-Equity
							Incentive
						Option	Plan	All Other
		Salary		Stock		Awards	Compensati	Compensation	Total
Name and Principal Position	Year	($)	Bonus ($)	Awards ($)(1)		($)(1)	on ($)(2)	($)(3)(4)	($)

Kevin P. Reilly, Jr.	2009	700,000	230,000	189,783	(5)	1,158,977	190,000	61,819	2,530,579
President and Chief	2008	700,000	168,000	—		—	—	92,749	960,749
Executive Officer	2007	700,000	—	3,195,235	(6)	—	500,000	214,645	4,609,880
Keith A. Istre	2009	450,000	151,250	112,145	(5)	1,055,651	118,750	4,526	1,892,322
Treasurer and Chief	2008	450,000	108,000	—		—	—	7,227	565,227
Financial Officer	2007	450,000	—	1,948,440	(6)	—	312,500	62,251	2,773,191
Sean E. Reilly	2009	500,000	181,250	189,783	(5)	1,158,977	118,750	23,248	2,172,008
Chief Operating Officer	2008	500,000	120,000	—		—	—	48,031	668,031
and Vice President	2007	500,000	—	3,195,235	(6)	—	312,500	104,673	4,112,408

(1)	Reflects the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with ASC Topic 718, rather than the value of the actual award when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 26, 2010.

(2)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the cash incentive awards granted at the beginning of each year, earned based on performance during that fiscal year and paid in the following fiscal year. The 2009 awards are described in further detail under the heading “Performance-Based Incentive Compensation—Incentive Cash Bonus” in the Compensation Discussion and Analysis and are also reflected in the table “Grants of Plan-Based Awards” under the column “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

(3)	Includes $43,569, $66,491 and $119,462 for Kevin P. Reilly, Jr. and $13,051, $42,052 and $46,436 for Sean Reilly for the personal use of Company aircraft in 2009, 2008 and 2007, respectively, as further described below. The amounts included in the “All Other Compensation” column also include the following perquisites provided to our named executive officers (except as otherwise indicated), which are valued at the Company’s incremental cost, none of which individually exceeded $25,000: (a) personal use of a Company car, (b) Company-paid health insurance premiums and medical reimbursements, and (c) Company paid premiums for term life insurance for Mr. Kevin P. Reilly, Jr. Executives also have access to a country club at which the Company has a membership, but the executives pay all fees related to such personal use, resulting in no additional incremental cost to the Company.

The Company’s incremental cost for personal use of the corporate aircraft is based on the incremental cost to the Company calculated based on the variable costs, related to the number of flight hours used, including fuel costs, landing/ramp fees, trip-related maintenance, crew travel expenses, supplies and catering, aircraft accrual expenses per hour of flight, any customs and foreign, permit or similar fees. Our fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips are excluded. The incremental cost to the Company for personal use of a Company car is calculated as a portion of the annual lease, mileage and fuel attributable to the personal use.

(4)	Also includes employer contributions under the Company’s deferred compensation plan of $57,500 for Mr. Kevin Reilly, Jr. and $50,000 for each of Mr. Sean Reilly and Mr. Keith Istre for 2007.

(5)	Reflects the ASC Topic 718 value of shares awarded pursuant to the achievement of performance goals for fiscal 2009, which award was certified as earned by the Compensation Committee and issued on February 22, 2010.

(6)	Reflects the ASC Topic 718 value of shares awarded pursuant to the achievement of performance goals for fiscal 2007, which award was certified as earned by the Compensation Committee and issued on February 14, 2008. Also includes the ASC Topic 718 value of the shares awarded to each named executive officer in respect of their vested options on the record date of the Company’s special stock dividend, which shares were granted to all holders of vested options (the “special stock award”). The amount attributed with respect to the special stock award to each of Mr. Kevin P. Reilly, Jr. and Mr. Sean E. Reilly is $381,875 and the amount attributed to Mr. Keith A. Istre is $286,000.

Grants of Plan-Based Awards in Fiscal Year 2009

		Estimated Possible Payouts Under						Grant Date
		Non-Equity Incentive Plan						Fair Value of
		Awards(1)			Estimated Possible Payouts Under			Stock and
	Grant	Threshold	Target	Maximum	Equity Incentive Plan Awards(2)			Option
Name	Date	($)	($)	($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(3)

Kevin P. Reilly, Jr.	3/4/2009	220,000	400,000	800,000	13,200	44,000	44,000	1,348,760
Keith A. Istre	3/4/2009	137,500	250,000	500,000	7,800	26,000	26,000	1,167,796
Sean E. Reilly	3/4/2009	137,500	250,000	500,000	7,800	44,000	44,000	1,348,760

(1)	Represents the possible cash bonus granted under our Incentive Plan that could be earned by achieving defined performance goals. Threshold amount assumes minimum attainment of both EBITDA and revenue levels to receive payment.

(2)	These awards constitute possible shares of our Class A Common Stock issuable upon achievement of defined performance goals under our Incentive Plan. Threshold amount assumes minimum attainment of both EBITDA and revenue levels to receive payment.

(3)	Reflects the aggregate grant date fair value in accordance with ASC Topic 718, rather than the value of the actual award when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 26, 2010.
Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying Unexercised			Option
	Unexercised Options	Options (#)	Option Exercise		Expiration
Name	(#) Exercisable	Unexercisable	Price ($)		Date

Kevin P. Reilly, Jr.	16,445	65,777	15.67	(1)	7/2/2019
	20,000	80,000	18.25	(2)	5/28/2019
Keith A. Istre	4,668	18,665	15.67	(1)	7/2/2019
	21,812	87,251	18.25	(2)	5/28/2019
Sean E. Reilly	16,445	65,777	15.67	(1)	7/2/2019
	20,000	80,000	18.25	(2)	5/28/2019

(1)	Granted on July 2, 2009. 20% of the award vested immediately upon grant, and an additional 20% vests on the next four anniversaries of the grant date.

(2)	Granted on May 28, 2009. 20% of the award vested immediately upon grant, and an additional 20% vests on the next four anniversaries of the grant date.
Non-Qualified Deferred Compensation for Fiscal Year 2009

	Registrant Contributions	Aggregate Earnings (Loss) in	Aggregate Balance at Last
Name	in Last FY ($)	Last FY ($)(1)	FYE ($)(2)

Kevin P. Reilly, Jr.	0	$290,736	$2,677,264
Keith A. Istre	0	$16,551	$400,661
Sean E. Reilly	0	$119,944	$435,639

(1)	Amounts in this column are not included in the 2009 Summary Compensation Table because they were not preferential or above market.

(2)	This column includes amounts in each named executive officer’s total deferred compensation account as of the last day of fiscal 2009, which includes (i) the following total contributions reported in each of the Company’s previous proxies: Mr. Kevin P. Reilly, Jr. $639,000; Mr. Keith A. Istre $311,500; and Mr. Sean E. Reilly $365,000 and (ii) aggregate earnings on all previously contributed amounts.

     The Company sponsors a deferred compensation plan for the benefit of certain of its board elected officers who meet specific age, years of service and other criteria. Officers that have attained the age of 30, have a minimum of 10 years of service and satisfy additional eligibility guidelines are eligible for annual Company contributions to the plan, depending on the employee’s length of service. The Company’s contributions to the plan are maintained in a rabbi trust. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account either in a lump sum distribution or in twenty percent installments over a five year period. The Company made no contributions under the deferred compensation plan to eligible employees for fiscal 2009.
Director Compensation in Fiscal Year 2009
     The following table sets forth a summary of the compensation we paid to our non-employee directors during 2009. Mr. Kevin P. Reilly, Jr. receives no additional compensation for Board service.

	Fees Earned or		Option Awards
Name	Paid in Cash ($)	Stock Awards ($)(1)	($)(2)(3)	Total ($)

John Maxwell Hamilton	49,500	34,619	54,757	138,876
John E. Koerner, III	49,500	34,619	29,171	113,290
Edward H. McDermott(4)	42,000	25,854	29,171	97,025
Stephen P. Mumblow	75,000	54,414	54,757	184,171
Thomas V. Reifenheiser	67,500	49,465	57,460	174,425
Anna Reilly	42,000	29,670	29,171	100,841
Wendell Reilly	42,000	29,670	29,171	100,841

(1)	Reflects the aggregate grant date fair value recognized for financial statement reporting purposes for fiscal year 2009 in accordance with ASC Topic 718 that relates to the value of the shares awarded upon each director’s election in 2009. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 26, 2010.

(2)	Reflects the amount recognized for financial statement reporting purposes for fiscal year 2009 in accordance with ASC Topic 718. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 26, 2010.

(3)	As of December 31, 2009, (i) each of Mssrs. Hamilton, Koerner, Mumblow, Reifenheiser, Wendell Reilly and Ms. Anna Reilly hold an option for 10,000 shares of the Company’s Class A Common Stock at an exercise price of $18.25 per share, 2,000 shares of which is currently exercisable, that expires on May 28, 2019, and (ii) each of Messrs. Hamilton and Mumblow hold an option for 10,000 shares at an exercise price of $37.35 per share, all of which are currently exercisable, that expires on February 6, 2014 and an option for 8,000 shares at an exercise price of $15.67 per share, of which 1,600 shares are exercisable, that expire on July 2, 2019. Mr. Reifenheiser holds an option for 12,000 shares of the Company’s Class A Common Stock at an exercise price of $15.67, of which 2,400 is currently exercisable, that expires on July 2, 2019.

(4)	Mr. McDermott has assigned his rights to any fees earned and paid in cash received by him as a Director to SPO Partners.
     For 2009, we paid our non-management directors an annual fee of $42,000, paid monthly. We also reimburse non-management directors for travel expenses incurred to attend board and committee meetings and expenses incurred to perform other, related responsibilities.
     For 2009, we also paid each member of a committee of the Board of Directors a fee of $1,500 for each meeting attended. The Chairman of the Audit Committee received an additional annual fee of $12,000 and the Chair of the Compensation and the Nominating and Governance Committees (the same director serves as the chair to both committees) received an additional fee of $6,000. These fees are also paid on a quarterly basis.

     Each non-employee director automatically receives upon his election or re-election at an annual meeting of stockholders a restricted stock award in shares of the Company’s Class A Common Stock with a fair market value as set forth below (rounded down to the nearest whole share), which fair market value is determined based upon the closing price of the Class A Common Stock on the date of such election, 50% of which is fully vested on the grant date and 50% of which vests on the last day of such director’s one-year term (the business day prior to the Company’s next annual meeting of stockholders) with pro-rated grants upon an election other than at an annual meeting of stockholders whether by action of the board or the stockholders to fill a vacancy or otherwise.

Fair Market Value of
Non-Employee Director	Restricted Stock Grant

Non-Committee Members	$30,000
Committee Members (not Chair)	$35,000
Chair of Compensation Committee	$50,000
Chair of Audit Committee	$55,000

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2009 with respect to shares of our Class A Common Stock that may be issued under our existing compensation plans.

(c) Number of securities
remaining available for
	(a) Number of securities	(b) Weighted-average exercise	future issuance under equity
	to be issued upon	price of	compensation plans
	exercise of outstanding	outstanding options,	(excluding securities
Plan Category	options, warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	3,384,299 (2)	$20.47 (3)	3,084,835	(4)(5)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	3,384,299	$20.47	3,084,835

(1)	Consists of the 1996 Equity Incentive Plan and 2009 Employee Stock Purchase Plan.

(2)	Includes shares issuable upon achievement of outstanding performance-based awards under our 1996 Equity Incentive Plan. Does not include purchase rights accruing under the 2009 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(3)	Does not take into account shares issuable upon achievement of outstanding performance-based awards, which will be issued for no consideration.

(4)	Includes shares available for future issuance under the 2009 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2010, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares, (b) one-tenth of one percent of the total number of shares of Class A Common Stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by the board of directors. As of December 31, 2009 no shares have been added to the 2009 Employee Stock Purchase Plan pursuant to the evergreen formula.

(5)	In addition to stock option awards, the 1996 Equity Incentive Plan, as currently in effect, provides for the issuance of restricted stock, unrestricted stock and stock appreciation rights.

AUDIT COMMITTEE REPORT
     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2009.
     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting, internal controls, and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market listing standards.
     Management is responsible for our internal controls and the financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, our independent registered public accounting firm.
     In the course of its oversight of the Company’s financial reporting process, the Audit Committee of the Board of Directors has:
•	reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2009;

•	discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence;

•	discussed with KPMG LLP its independence; and

•	considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining its independence.
     Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.
By the Audit Committee,
Stephen P. Mumblow (Chair)
John E. Koerner, III
Thomas V. Reifenheiser

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of KPMG LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ending December 31, 2009, 2008 and 2007. Our Audit Committee has appointed them to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions. Representatives of KPMG LLP will also have the opportunity to make a statement, if they desire.
     Detailed disclosure of the audit and tax fees we paid to KPMG LLP in 2009 and 2008 are set forth below. Based on these disclosures and information in the Audit Committee Report on page 28 of this proxy statement, our Audit Committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly.
     Although not legally required to do so, our Board considers it desirable to seek, and recommends, shareholder ratification of our selection of KPMG LLP as our independent registered public accounting firm for fiscal 2010. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.
Audit Fees and Services
     The fees for services provided by KPMG LLP to the Company in 2009 and 2008 were as follows:

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$1,076,000	$1,086,900
Audit-Related Fees(2)	107,500	36,000
Tax Fees(3)	77,760	76,723
All Other Fees	—	—
Total	$1,261,260	$1,199,623

(1)	Audit Fees for the years ended December 31, 2009 and 2008 were for professional services rendered for the audits of our consolidated financial statements and review of financial statements included in our quarterly and annual financial statements and subsidiary audits. Audit Fees for the years ended December 31, 2009 and 2008 also include costs associated with KPMG LLP’s audit of our internal control over financial reporting.

(2)	Audit related fees included professional services rendered issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(3)	Tax Fees as of the years ended December 31, 2009 and 2008, respectively, included tax compliance fees of $42,565 and $34,023 and tax planning fees of $35,195 and $42,700.
The Audit Committee has adopted policies and procedures that require pre-approval of all audit and permitted non-audit services to be provided by KPMG. All fees in the table above were approved in accordance with the policies and procedures established by the Audit Committee.

Required Vote
     The ratification of KPMG LLP as our independent public accounting firm will require a majority of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes, and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.
The Board of Directors recommends a vote FOR this Proposal.

ADDITIONAL INFORMATION
Other Matters
     The Board of Directors is unaware of any business to be conducted at the Annual Meeting of Stockholders other than the matters described in the Notice to Stockholders. If other business is properly presented for consideration at the Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion on that matter.
Communications From Stockholders
     The Board will give appropriate attention to written communications submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Audit Committee will, with the assistance of our General Counsel, (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the other directors as he considers appropriate. Communications specifically addressed to a particular director will be forwarded to that director.
     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
     Stockholders who wish to send communications on any topic to the Board should address such communications to the Chairman of the Audit Committee, c/o General Counsel, Lamar Advertising Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808.
Deadline For Stockholder Proposals and Director Nominations
     In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2011 Annual Meeting of Stockholders, we must receive it no later than December 29, 2010 (120 days before the anniversary of the mailing date of this proxy statement) at the following address: 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Secretary.
     In addition, our bylaws require a stockholder who wishes to bring business before an annual meeting or propose director nominations at an annual meeting to give advance written notice to the Secretary as described in the bylaws. To be timely for the 2011 Annual Meeting of Stockholders, proposals must be received by not later than the close of business on March 6, 2011 (assuming that our 2011 annual meeting is held not more than 30 days before or after May 20, 2011, the anniversary date of this year’s annual meeting).
Expenses Of Solicitation
     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by our officers and any regular employees in person or by telephone. We expect that the costs incurred in the solicitation of proxies will be nominal.
April 28, 2010

(FRONT OF PROXY CARD)
THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY
IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY
MAY 20, 2010
     Each undersigned stockholder of Lamar Advertising Company (the “Company”) hereby appoints Kevin P. Reilly, Jr. and Keith A. Istre, and each of them acting singly, with full power of substitution, as Proxies to vote on behalf of the undersigned all shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 20, 2010, and at all adjournments of the Annual Meeting. The undersigned hereby revokes any proxy previously given with respect to such shares.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no specifications are made, the Proxies named above will vote the shares to which this Proxy Card relates “FOR” the proposals listed on the reverse side of this Proxy Card. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.
(Continued and to be signed on reverse side)

(REVERSE OF PROXY CARD)
ANNUAL MEETING OF STOCKHOLDERS OF
LAMAR ADVERTISING COMPANY
MAY 20, 2010
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 20, 2010 - The proxy statement and annual report to security holders are available at www.proxydocs.com/lamr.
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
THE DIRECTORS RECOMMEND A VOTE “FOR ALL NOMINEES” FOR DIRECTORS IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒
1.	Election of directors:

Nominees to Withhold Vote For:
☐	FOR ALL NOMINEES	☐	John Maxwell Hamilton
		☐	John E. Koerner, III
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	Edward H. McDermott
		☐	Stephen P. Mumblow
☐	FOR ALL EXCEPT	☐	Thomas V. Reifenheiser
	(See instructions below)	☐	Anna Reilly
		☐	Kevin P. Reilly, Jr.
		☐	Wendell Reilly
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year:

☐	FOR

☐	AGAINST

☐	ABSTAIN
Address Change:                                                                                                                           To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Stockholder:                                                                                  Date:

Signature of Stockholder:                                                                                  Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.